Exhibit 99.1

Beneficial Mutual Bancorp Inc. Announces
Adoption of a Plan to Reduce Its Work Force

Philadelphia, Pennsylvania – October 12, 2007 – Beneficial Mutual Bancorp, Inc. (the “Company”) (NASDAQ:BNCL), the parent company of Beneficial Bank, today announced plans to reduce its work force.

In order to accomplish this restructuring of its management team and workforce, the Company has approved severance plans, including the adoption of a severance pay plan.  The Company expects that the work force reduction and payment of benefits under the severance arrangements it has adopted will result in approximately $3.7 million of charges during the fourth quarter of the Company’s fiscal year ending December 31, 2007, consisting of the payment to or accrual of severance benefits for 40 employees.

In explaining the decision to reduce the Bank’s work force, Gerard Cuddy, President and CEO, stated “while the actions we have taken have resulted in some short-term charges, we believe they are essential to our long-term profitability and our ability to create a more valuable franchise.”

Beneficial Mutual Bancorp is a community-based, diversified financial services company providing consumer and commercial banking services, along with insurance and wealth management services.  Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area for more than 150 years.  With 72 offices in the greater Philadelphia and South Jersey regions and $3.5 billion in assets, Beneficial is the oldest and largest bank headquartered in Philadelphia, PA.  Visit www.thebeneficial.com for more information.

This press release may contain projections and other “forward-looking statements” within the meaning of the federal securities laws.  These statements are not historical facts, rather statements based on the current expectations of Beneficial Mutual Bancorp, Inc. regarding its business strategies, intended results and future performances.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect actual results include interest rate trends, the general economic climate in the market area in which the Company operates, as well as nationwide, the Company’s ability to control costs and expenses, competitive products and pricing, loan delinquency rates, changes in federal and state legislation and regulation and other factors that may be described in the Company’s filings with the Securities and Exchange Commission, including the Quarterly Report on Form 10-Q and other required filings.  These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.  The Company assumes no obligation to update any forward-looking statements.

Contact:
Braitwaite Communications
John Miller, 215-564-3200, ext. 114